EXHIBIT 99

Contact::	Rosanne Palacios	Judy Wawroski
	International Bancshares Corporation	International Bancshares Corporation
	(956) 726-6636 (Laredo)	(956) 722-7611 (Laredo)

FOR IMMEDIATE RELEASE

IBC Announces Earnings

LAREDO, Texas—(BUSINESS WIRE)—August 5, 2004—International Bancshares Corporation (“IBC”) (Nasdaq:IBOC - News) today reported net income for the second quarter of 2004 of $26.2 million or $.54 per share - basic ($.54 per share - diluted) compared to $28.5 million or $.59 per share - basic ($.58 per share - diluted), which represents a 6.9% decrease in diluted earnings per share and an 8.1% decrease in net income over the corresponding period in 2003.

Net income for the first six months of 2004 was $52.7 million, or $1.08 per share – basic ($1.07 per share diluted) compared to $59.8 million, or $1.23 per share – basic ($1.21 per share diluted), which represents a 11.6% decrease in diluted earnings per share and an 11.9% decrease in net income from the corresponding period in 2003.  All per share data has been adjusted to reflect stock dividends.

Net income for the second quarter was negatively impacted by the Company’s strategic management of earning assets in anticipation of the acquisition of Local Financial Corporation (“LFIN”), which was completed on June 18, 2004, and the current low interest rate environment.

“I’m very pleased with the Company’s second quarter earnings in view of the repositioning of the Company that has occurred to accommodate the LFIN acquisition,” said Dennis E. Nixon, Chairman and CEO of International Bancshares Corporation. “The Company has continued to show strong earnings for the first six months of 2004 clearly reflecting the Company’s commitment to solid earnings.  I am also pleased with the completion of the acquisition of LFIN and believe it will immediately benefit the operations of the combined companies in the second six months of 2004, resulting in improved shareholder value.”

Total assets at June 30, 2004 were $9.3 billion compared to $6.6 billion at December 31, 2003. Total net loans were $5.0 billion at June 30, 2004 and $2.7 billion at December 31, 2003. Deposits at June 30, 2004, were $6.5 billion compared to $4.4 billion at December 31, 2003.

IBC is a $9.3 billion multi-bank financial holding company headquartered in Laredo, Texas, with over 160 facilities and over 250 ATMs serving more than 70 communities in Texas and Oklahoma.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of IBC and its subsidiaries, the occurrence of which involve certain risks and uncertainties detailed in IBC’s filings with the Securities and Exchange Commission.

Copies of IBC’s SEC filings and Annual Report (as an exhibit to the 10-K) may be downloaded from the SEC filings site located at http://www.sec.gov/edgar.shtml.